EXHIBIT 99.1

Press Release

Contacts:     Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

POWELL INDUSTRIES ANNOUNCES FISCAL 2005
THIRD QUARTER RESULTS

HOUSTON — SEPTEMBER 8, 2005 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2005 third quarter ended July 31, 2005.

     Revenues for the third quarter of 2005 were $66.9 million compared to revenues of $52.8 million for the third quarter of 2004. The revenue growth is due primarily to improvements in Powell’s domestic electrical power products business. Net income for the third quarter was $2.1 million, or $0.19 per diluted share, compared to $0.7 million, or $0.07 per diluted share, in the same period a year ago.

     Thomas W. Powell, chairman and chief executive officer, stated, “We experienced marked improvement in our U.S. operations in the third quarter and continue to be pleased with the strength of new orders and backlog. We are excited about our acquisition of S&I and the favorable response from both the S&I employees and customers. Overall, we continue to be encouraged by the direction of the company and our markets. ”

     The Electrical Power Products segment recorded revenues of $58.2 million in the third quarter compared to $43.3 million in the third quarter a year ago. Income before income taxes for Electrical Power Products totaled $994,000 versus $185,000 in last year’s third quarter. The operating results of S&I, acquired by Powell on July 4, 2005, are included in the Electrical Power Products segment.

     Process Control Systems’ revenues for the third quarter were $8.7 million compared to $9.5 million for the same period a year ago. Income before income taxes for Process Control Systems totaled $1.8 million versus $473,000 a year ago.

     The company’s order backlog as of July 31, 2005, was $251 million, compared to $120.4 million at the end of the third quarter one year ago and compared to $161.4 million at the end of the second quarter of fiscal 2005. New orders placed during the third quarter of 2005 totaled $135.4 million versus $42.1 million in the third quarter a year ago and versus $73.6 million in this year’s second quarter. As announced on May 26, 2005, the Washington Metropolitan Area Transit Authority (WMATA) contract totaling $51 million was included in Powell’s new orders for the third quarter.

     Revenues for the first nine months of fiscal 2005 were $173.5 million compared to revenues of $157.5 million for the first nine months of fiscal 2004. Net income for the first nine months was $411,000, or $0.04 per diluted share, versus net income of $1.8 million, or $0.17 per diluted share, for the first nine months of fiscal 2004.

     The Electrical Power Products segment recorded revenues of $146.4 million in the first nine months of fiscal 2005 compared to $133.4 million for the same period a year ago. The company reported a loss before income taxes year-to-date for Electrical Power Products of $3.1 million compared to income before income taxes of $1.4 million in the first nine months of fiscal 2004.

     Process Control Systems’ revenues for the first nine months of fiscal 2005 were $27.2 million compared to $24.1 million for the same period a year ago. Income before income taxes for Process Control Systems year-to-date totaled $2.9 million versus $1.0 million for the same period a year ago.

OUTLOOK

     The following statements are based on the current expectations of the company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below.

     Based on current booking trends, Powell Industries now expects fiscal 2005 fourth quarter earnings to range between $0.11 and $0.16 per diluted share, and full year 2005 earnings to range between $0.15 and $0.20 per diluted share. Fiscal 2005 revenue is expected to range between $245 million and $250 million.

CONFERENCE CALL

     Powell Industries has scheduled a conference call for Thursday, September 8, 2005, at 11:00 a.m. eastern time. To participate in the conference call, dial (303) 262-2131 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until September 15, 2005. To access the replay, dial (303) 590-3000 using a passcode of 11038422.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.

     Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.

     Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Tables to follow

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$66,915	$52,805	$173,518	$157,508
Cost of goods sold	54,354	43,488	145,556	130,017

Gross profit	12,561	9,317	27,962	27,491
Selling, general and administrative expenses	9,887	8,849	28,761	25,574

Income (loss) before interest, income taxes and minority interest	2,674	468	(799)	1,917
Interest expense	130	45	346	108
Interest income	(289)	(235)	(883)	(602)

Income (loss) before income taxes and minority interest	2,833	658	(262)	2,411
Income tax provision (benefit)	695	(79)	(680)	567
Minority interest in net income	6	—	7	—

Net income	$2,132	$737	$411	$1,844

Net earnings per common share:
Basic	$0.20	$0.07	$0.04	$0.17

Diluted	$0.19	$0.07	$0.04	$0.17

Weighted average shares: Basic	10,775	10,701	10,757	10,676

Diluted	10,939	10,777	10,886	10,768

SELECTED FINANCIAL DATA:
Capital Expenditures	$1,165	$1,785	$3,226	$4,920

Depreciation and amortization	$1,202	$1,057	$3,244	$3,396

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	July 31,	October 31,
	2005	2004
(In thousands)	(Unaudited)
Assets:
Current assets	$153,598	$145,620
Property, plant and equipment (net)	54,386	45,041
Other assets	9,841	5,418

Total assets	$217,825	$196,079

Liabilities & stockholders’ equity:
Current liabilities	$56,184	$46,350
Long-term debt and capital lease obligations, net of current maturities	16,018	6,626
Deferred and other long-term liabilities	3,282	3,050
Stockholders’ equity and minority interest	142,341	140,053

Total liabilities and stockholders’ equity	$217,825	$196,079

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2005	2004	2005	2004
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$58,214	$43,256	$146,362	$133,408
Process Control Systems	8,701	9,549	27,156	24,100

Total revenues	$66,915	$52,805	$173,518	$157,508

Income (loss) before income taxes:
Electrical Power Products	$994	$185	$(3,140)	$1,386
Process Control Systems	1,839	473	2,878	1,025

Total income (loss) before income taxes	$2,833	$658	$(262)	$2,411

	July 31,	October 31,
	2005	2004
(In thousands)	(Unaudited)
Identifiable tangible assets:
Electrical Power Products	$166,231	$114,374
Process Control Systems	13,441	11,889
Corporate	33,422	69,141

Total identifiable tangible assets	$213,094	$195,404

Backlog:
Electrical Power Products	$210,097	$89,491
Process Control Systems	40,662	44,763

Total backlog	$250,759	$134,254